UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ING MUTUAL FUNDS
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ING INTERNATIONAL GROWTH OPPORTUNITIES FUND

QUESTIONS & ANSWERS

Although we recommend that you read the entire Proxy Statement/Prospectus, we have provided for your convenience a brief overview of the proposals to be voted on.

Q:                                  Why is a shareholder meeting being held?

A:                                   The Board of Trustees (the “Board”) has called a special meeting of shareholders (the “Special Meeting”) of ING International Growth Opportunities Fund (“International Growth Opportunities Fund”), which is scheduled for 10:00 a.m., Local time, on July 21, 2009, at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258-2034.  At the Special Meeting, shareholders of International Growth Opportunities Fund will be asked to vote on: (1) a proposed reorganization (the “Reorganization”) of International Growth Opportunities Fund with and into ING International Capital Appreciation Fund (“International Capital Appreciation Fund” and together with International Growth Opportunities Fund, each a “Fund” and collectively, the “Funds”); (2) Subject to shareholder approval of the Reorganization, an investment sub-advisory agreement (the “Hansberger Sub-Advisory Agreement”)  appointing Hansberger Global Investors, Inc. (“Hansberger”) to serve as the sub-adviser to International Growth Opportunities Fund during a transition period until the Reorganization is consummated (the “Transition Period”).

Q:                                  Why is the Reorganization being recommended?

A:                                   The Reorganization would be one of several reorganizations that have taken place among various ING Funds.  The ING Fund complex has grown in recent years through the addition of many funds.  Management of the ING Funds has proposed the consolidation of several of the ING Funds that they believe have similar or compatible investment strategies.  The reorganizations are designed to reduce the overlap in funds offered in the ING Funds complex, thereby eliminating inefficiencies and potential confusion about overlapping funds.  ING Investments also believes that the reorganizations may benefit fund shareholders by resulting in surviving funds with greater asset bases.  This is expected to provide greater investment opportunities for each surviving fund and the potential to take larger portfolio positions. More specifically, International Growth Opportunities Fund has been less popular with the public than originally anticipated at its inception and management does not anticipate any future prospects for gathering substantial assets for the Fund. Additionally, International Growth Opportunities Fund has been an underlying investment option for the ING Diversified International Fund, which is a fund-of-funds. Recently, ING Diversified International Fund decided to re-allocate its investments and move its assets out of International Growth Opportunities Fund and into International Capital Appreciation Fund. This reallocation will result in a 14% reduction (as of December 31, 2008) in the net assets of International Growth Opportunities Fund and further threatens its long term viability.

Q:                                  Why is the Hansberger Sub-Advisory Agreement being recommended?

A:                                   The Hansberger Sub-Advisory Agreement is being proposed so that Hansberger can manage International Growth Opportunities Fund during the Transition Period and oversee the transition of the Fund into International Capital Appreciation Fund.

Q:                                  What are some similarities and differences between International Growth Opportunities Fund and International Capital Appreciation Fund?

A:

•                  The Funds have similar investment objectives - International Growth Opportunities Fund seeks long-term growth of capital through investment in equity securities and equity equivalents of companies outside of the United States, while International Capital Appreciation Fund seeks capital appreciation;

•                  Unlike International Capital Appreciation Fund, International Growth Opportunities Fund’s investment objective is fundamental and cannot be changed without a shareholder vote;

•                  Although both Funds may invest in companies of any size, unlike International Capital Appreciation Fund, International Growth Opportunities Fund invests primarily in companies with a large market capitalization;

•                  Unlike International Capital Appreciation Fund, International Growth Opportunities Fund may invest in derivative instruments as a principal strategy and engage in frequent and active trading to achieve its investment objective;

•                  Both Funds are advised by ING Investments, LLC (“ING Investments”); International Growth Opportunities Fund is currently sub-advised by ING Investment Management Co., while International Capital Appreciation Fund is sub-advised by Hansberger;

•                  The gross and net expense ratios for each class of International Growth Opportunities Fund are expected to reduce, as a result of the Reorganization; and

•                  Each Fund is distributed by ING Funds Distributor, LLC (“IFD”).

Q:                                  How do the management fees and other expenses of International Growth Opportunities Fund and International Capital Appreciation Fund compare and what are they estimated to be after the Reorganization?

A:                                   The gross and net operating expenses before and after the Reorganization, expressed as an annual percentage of the average daily net asset value per share for Class A, Class B, Class C, Class I and Class Q shares, as applicable, of each Fund as of October 31, 2008, as adjusted for contractual changes, are as follows:

Gross Expenses Before the Reorganization

	Class A	Class B	Class C	Class I	Class Q
International Growth Opportunities Fund	1.74%	2.49%	2.49%	1.37%	1.62%

International Capital Appreciation Fund	1.43%	2.18%	2.18%	1.10%	N/A

Net Expenses Before the Reorganization (After Fee Waiver) (1)

	Class A	Class B	Class C	Class I	Class Q
International Growth Opportunities Fund	1.55%	2.30%	2.30%	1.30%	1.55%

International Capital Appreciation Fund	1.43%	2.18%	2.18%	1.10%	N/A

After the Reorganization: International Capital Appreciation Fund Pro Forma (unaudited)

	Class A	Class B	Class C	Class I	Class Q(2)
Gross estimated expenses of International Capital Appreciation Fund	1.43%	2.18%	2.18%	1.10%	1.43%

Net estimated expenses of International Capital Appreciation Fund(1) (3)	1.43%	2.18%	2.18%	1.10%	1.43%

(1)         ING Investments has entered into a written expense limitation agreement with each Fund, under which it will limit expenses of the Fund, excluding interest, taxes, brokerage commissions, extraordinary expenses and acquired fund fees and expenses, subject to possible recoupment by ING Investments within three years.  The expense limits will continue through at least March 1, 2010. The expense limitation agreements are contractual and shall renew automatically for one-year terms, unless ING Investments provides written notice of termination of the expense limitation agreement within ninety (90) days of the end of the then current term or upon termination of the investment management agreement.  Subject to shareholder approval of the Reorganization, ING Investments has agreed to extend the expense limitation agreement for International Capital Appreciation Fund until March 1, 2011.  There is no assurance that the expense limitation agreement will remain in effect after this date.

(2)      Because Class Q shares of International Capital Appreciation Fund had not commenced operations as of October 31, 2008, expenses are based on the actual expenses for Class A shares of the Fund, as adjusted for contractual changes, if any, and fee waivers to which ING Investments, the investment adviser to the Fund, has agreed. If shareholders of International Growth Opportunities Fund approve the Reorganization, before the Closing Date International Capital Appreciation Fund will start offering Class Q shares.

(3)      Subject to shareholder approval of the Reorganization, ING Investments has also contractually agreed to waive a portion of the management fee in recognition of International Capital Appreciation Fund’s lower sub-advisory fee. ING Investments will share the savings derived from the lower sub-advisory fee on a 50/50 basis by reducing the management fee payable by half of the savings derived from the lower sub-advisory fee. Based on the net assets of International Growth Opportunities Fund as of December 31, 2008, it is estimated that International Capital Appreciation Fund’s management fee would be reduced by 0.07% after the Reorganization. Based on the net assets of International Capital Appreciation Fund as of December 31, 2008, this fee waiver is expected to result in a 0.03% reduction in the net expense ratios of International Capital Appreciation Fund.

Q:                                  How will the Reorganization be effected?

A:                                   Subject to shareholder approval, the Reorganization Agreement provides for:

•                  the transfer of all of the assets of International Growth Opportunities Fund to International Capital Appreciation Fund in exchange for shares of beneficial interest of International Capital Appreciation Fund;

•                  the assumption by International Capital Appreciation Fund of the liabilities of International Growth Opportunities Fund known as of the Closing Date;

•                  the distribution of shares of International Capital Appreciation Fund to the shareholders of International Growth Opportunities Fund; and

•                  the complete liquidation of International Growth Opportunities Fund.

As a result of the Reorganization, each owner of Class A, Class B, Class C, Class I and Class Q shares of International Growth Opportunities Fund would become a shareholder of the corresponding share class of International Capital Appreciation Fund.  The Closing Date is expected to be August 8, 2009, or such other date as the parties may agree.  Each Class A, Class B, Class C, Class I and Class Q shareholder of International Growth Opportunities Fund will hold, immediately after the Closing Date, shares of the corresponding class of International Capital Appreciation Fund having an aggregate value equal to the aggregate value of the shares of International Growth Opportunities Fund held by that shareholder as of the Closing Date.

Shares of International Capital Appreciation Fund would be distributed to shareholders of International Growth Opportunities Fund so that each shareholder would receive a number of full and fractional shares of International Capital Appreciation Fund equal to the aggregate value of shares of International Growth Opportunities Fund held by such shareholder.

Q:                                  Who will bear the costs of the Reorganization?

A:                                   The expenses of the Reorganization will be borne by ING Investments (or an affiliate). The expenses of the Reorganization shall include, but not be limited to, the costs associated with the preparation of necessary filings with the SEC, printing and distributing the Proxy Statement/Prospectus and proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the Special Meeting. The expenses of the Reorganization do not include the transaction costs of the portfolio transitioning, which are ultimately borne by Fund shareholders.

Q:                                  What are the tax consequences of the proposed Reorganization?

A:                                   The Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Q:                                  Who is eligible to vote at the special meeting?

A:                                   Only shareholders of International Growth Opportunities Fund at the close of business on May 1, 2009 (the “Record Date”) will be entitled to be present and give voting instructions for International Growth Opportunities Fund at the Special Meeting with respect to their shares owned as of that Record Date.

Q:                                  How does the Board suggest that I vote?

A:                                   After careful consideration, the Board of International Growth Opportunities Fund approved the Reorganization and the Hansberger Sub-Advisory Agreement.  The Board recommends that you vote “FOR” these proposals.

Q:                                  What happens if shareholders do not approve the Proposals?

A:                                   The approval of the Hansberger Sub-Advisory Agreement is contingent upon the approval of the Reorganization. Hansberger will not serve as sub-adviser to International Growth Opportunities Fund unless shareholders approve the Reorganization.  If either proposal is not approved, the Board will consider its options with respect to International Growth Opportunities Fund in accordance with applicable law.

Q:                                  How do I vote my proxy?

A:                                   If a shareholder wishes to participate in the Special Meeting, the shareholder may submit the proxy originally sent with the Proxy Statement/Prospectus, attend in person or vote online by logging on to www.proxyweb.com and following the on-line directions.

Q:                                  Whom do I contact for further information?

A:                                   Should shareholders require additional information regarding the proxy or require replacement of the proxy, they may contact Shareholder Services toll-free at 1-800-992-0180.